UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Retractable Technologies, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RETRACTABLE TECHNOLOGIES, INC.

511 Lobo Lane

Little Elm, Texas 75068-0009

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 28, 2007

To the Shareholders of Retractable Technologies, Inc.:

NOTICE IS HEREBY GIVEN THAT the 2007 Annual Meeting of shareholders of Retractable Technologies, Inc., a Texas corporation (the “Company”), will be held at the Little Elm City Hall located at 100 West Eldorado Parkway, Little Elm, Texas 75068, on the 28th day of September, 2007, at 10:00 a.m., central standard time (the “Annual Meeting”) to elect two Class 1 Directors and to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Company has fixed the close of business on July 30, 2007, as the record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. Shareholders who execute proxies solicited by the Board of Directors of the Company retain the right to revoke them at any time; unless so revoked, the shares of Common Stock represented by such proxies will be voted at the Annual Meeting in accordance with the directions given therein. If a shareholder does not specify a choice on such shareholder’s proxy for the proposal therein (or if the shareholder executes the proxy so as not to withhold authority to vote for all nominees), the proxy will be voted “FOR ALL NOMINEES” as specified in the Proxy Statement.

The list of shareholders of the Company may be examined at the offices of the Company and its registered agent beginning on September 18, 2007, and at the Annual Meeting. Further information regarding the Annual Meeting is set forth in the attached Proxy Statement.

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN, AND MAIL PROMPTLY THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTPAID ENVELOPE. THE PROXY IS REVOCABLE AND WILL NOT BE USED IF YOU ARE PRESENT AT THE ANNUAL MEETING AND PREFER TO VOTE YOUR SHARES IN PERSON.

By Order of the Board of Directors,

THOMAS J. SHAW
CHAIRMAN, PRESIDENT, AND
CHIEF EXECUTIVE OFFICER

PROXY STATEMENT

The following information is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Retractable Technologies, Inc., a Texas corporation (the “Company”), which has its principal executive offices (where the principal executive officers may be contacted) at 511 Lobo Lane, Little Elm, Texas 75068-0009, to be voted at the annual meeting of shareholders of the Company (the “Annual Meeting”).  The Annual Meeting will be held at the Little Elm City Hall located at 100 West Eldorado Parkway, Little Elm, Texas 75068, on the 28th day of September, 2007, at 10:00 a.m., central standard time, for the purpose of electing two Class 1 Directors and to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

You may revoke your proxy at any time before it is exercised by: (1) sending a written statement revoking your proxy to the Secretary of the Company; (2) submitting a properly signed proxy with a later date; or (3) voting in person at the Annual Meeting. If you return your signed proxy to us before the Annual Meeting, we will vote your shares as you direct. If you do not specify on your proxy card how you want to vote your shares and/or if you do not withhold authority to vote for all nominees, we will vote them “FOR ALL NOMINEES.”  If any other business is properly brought before the meeting, any unspecified proxies will be voted in accordance with the judgment of the persons voting those shares. The Company will pay the cost of soliciting proxies. In addition to the use of the mails, proxies may be solicited by the Directors, Officers, and employees of the Company without additional compensation, by personal interview, telephone, or other means of electronic communication. Arrangements also may be made with brokerage firms and other custodians, dealers, banks, and trustees, or their nominees who hold the voting securities of record, for sending proxy materials to beneficial owners. Upon request, the Company will reimburse the brokers, custodians, dealers, banks, or their nominees for their reasonable out-of-pocket expenses. The Company’s Form 10-K annual report for the year ended December 31, 2006, was previously mailed to all shareholders. This form does not constitute a part of the proxy soliciting material.

This Proxy Statement and the enclosed form of proxy were mailed to shareholders on September 5, 2007.

OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

Holders of record of the Company’s Common Stock, no par value, at the close of business on July 30, 2007, the record date, are entitled to notice of and to vote on the election of two Class 1 Directors. Each share of Common Stock entitles the holder to one (1) vote per share. On July 30, 2007, there were 23,744,164 shares of Common Stock issued and outstanding, which constituted the only outstanding voting Common Stock. The presence, in person or by proxy, of the holders of 50 percent of all the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting for voting by the Common Shareholders.

VOTING PROCEDURES

Election of Two Class 1 Directors

Assuming quorum is attained, a plurality of the shares of Common Stock is required for the election of each of the proposed Class 1 Directors. Accordingly, if a quorum is present, the two nominees for Class 1 Director positions who receive the greatest number of votes cast for election by the holders of record of Common Stock on July 30, 2007, shall be the duly elected Class 1 Directors upon completion of the vote tabulation at the Annual Meeting.

Abstentions and Broker Non-Votes

Abstentions will be considered present for purposes of calculating the vote but will not be considered to have been voted in favor of the matter voted upon, and broker non-votes will not be considered present for purposes of calculating the vote.

SHAREHOLDER LIST

A copy of the list of shareholders entitled to vote at the Annual Meeting will be available for inspection by qualified shareholders for proper purposes at the offices of the Company and its registered agent during normal business hours beginning on September 18, 2007, and at the Annual Meeting.

PROPOSAL

ELECTION OF TWO CLASS 1 DIRECTORS

Pursuant to the authority granted by the Third Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of the Company, the Board of Directors has determined that the Board shall be comprised of seven (7) members. The seven (7) regular members are divided into two (2) classes consisting of two (2) Class 1 members and five (5) Class 2 members. Class 1 and 2 Directors serve for two (2) year terms. Two Class 1 Directors are to be elected at the Annual Meeting to hold office until the 2009 annual meeting of the shareholders when their respective successors are elected and qualified, or upon their earlier retirement, resignation, or removal.

The following table sets forth the information concerning the Board’s nominees for the Class 1 Director positions:

Nominees*	Age	Current Position
Marco Laterza, C.P.A.	59	Class 1 Director
Jimmie Shiu, M.D.	78	Class 1 Director

 * These Directors are currently independent, Class 1 Board members.

BACKGROUND OF CLASS 1 DIRECTOR NOMINEES

Marco Laterza joined us as a Class 1 Director effective as of March 22, 2005. Since 1988, Mr. Laterza has owned and operated a public accounting practice. His practice includes corporate, partnership and individual taxation, compilation/review of financial statements, financial planning, business consulting, and trusts and estates. From 2004 to the present Mr. Laterza has also served as the Chief Financial Officer for EZ Blue Software Corporation, a development stage software company. Formerly, Mr. Laterza was employed in a number of positions from 1977 to 1985 with El Paso Natural Gas Company eventually serving as its Director of Accounting. Mr. Laterza received his Bachelors of Business Administration in Accounting from Pace University in 1972. He is a Certified Public Accountant and has received a Certificate of Educational Achievement in Personal Financial Planning from the American Institute of CPAs.

Jimmie Shiu, M.D. joined us again as a Class 1 Director effective as of March 15, 2005. He previously served as a Director for the Company from 1996 to February 27, 2002 (both generally elected and elected by the Series A Convertible Preferred Stockholders). Prior to retirement in 1998, Dr. Shiu was in private practice as a Board Certified Otolaryngologist at Presbyterian Hospital in Dallas for 31 years. Dr. Shiu completed his undergraduate work at Abilene Christian University and received his medical degree from the University of Texas Southwestern Medical Center at Dallas, Texas.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR ALL NOMINEES.”

In the event either of the nominees should be unavailable to stand for election at the time of the Annual Meeting, the proxies may be voted for the election, in his stead, of any other person the Board of Directors may recommend. The nominees are currently serving as independent, Class 1 Directors of the Company, and, if they are re-elected, the nominees will continue to serve until their terms expire upon the election and qualification of their successors, or their earlier retirement, resignation, or removal. The nominees have indicated their willingness to serve the full term, and Management of the Company knows of no reason why they would be unable to serve.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of our capital stock as of July 30, 2007, for each person known by us to own beneficially 5 percent or more of the voting capital stock.  Except pursuant to applicable community property laws, each shareholder identified in the table possesses sole voting and investment power with respect to his or her shares, except as noted below.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Common Stock

	Thomas J. Shaw(2) 511 Lobo Lane, P.O. Box 9 Little Elm, TX 75068-0009	11,280,000	47.3%

	Suzanne M. August(3) 511 Lobo Lane, P.O. Box 9 Little Elm, Texas 75068-0009	2,800,000	11.7%

	Lillian E. Salerno(4) 511 Lobo Lane, P.O. Box 9 Little Elm, Texas 75068-0009	2,434,500	10.2%

	Signia Capital Management, LLC(5) 108 N. Washington St., Ste. 305 Spokane, Washington 99201	1,192,840	5%

Series I-V Class B Stock

	Thomas J. Shaw	80,000	3.4%
	Lillian E. Salerno	12,500	1%

(1)           The percentages of Common Stock are based on 23,836,664 shares of Common Stock equivalents consisting of 23,744,164 shares of Common Stock outstanding and 92,500 shares of Preferred Stock convertible by the above persons within 60 days of this Proxy Statement.  The percentages of Class B Stock are based on 2,341,166 shares of Class B Stock outstanding.

(2)           80,000 of the shares identified as Common Stock are preferred shares which are eligible for conversion into Common Stock within 60 days of the Proxy Statement.  2,800,000 of the shares are owned by Ms. Suzanne August (see footnote 3) but are controlled by Mr. Shaw pursuant to a Voting Agreement and irrevocable proxy.  These shares are permanently controlled by Mr. Shaw until such time as they are transferred for value by Ms. August.  These shares are included in calculating Mr. Shaw’s Common Stock equivalents and percentages in the above table.

(3)           Ms. August’s 2,800,000 shares are controlled by Mr. Thomas J. Shaw pursuant to a Voting Agreement (see footnote 2 for a more detailed explanation).  They are also included in the Common Stock equivalents and percentages for Thomas Shaw in the above table.

(4)           12,500 of the shares identified as Common Stock are preferred shares which are eligible for conversion into Common Stock within 60 days of the Proxy Statement.

(5)           The number of shares held by this entity was obtained from a Schedule 13G filed on May 4, 2007.  Pursuant to the Schedule 13G, Signia Capital Management, LLC has sole voting power for 382,981 of the shares and sole dispositive power for the additional 809,859 shares.

In 2006, Mr. Shaw transferred 2,800,000 shares to Ms. Suzanne August pursuant to the terms of their divorce.  As part of this transaction, they each entered into a Voting Agreement and an irrevocable proxy that provides that Mr. Shaw retains all voting rights with respect to the 2,800,000 shares until such time as the shares are transferred for value.  There are no arrangements, the operation of which would result in a change in control of the Company.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table sets forth certain information regarding the beneficial ownership of our capital stock as of July 30, 2007, for each Officer and Director (including the incumbent Director nominees) of the Company.  Except pursuant to applicable community property laws or as otherwise discussed below, each shareholder identified in the table possesses sole voting and investment power with respect to his or her shares.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Common Stock
As a Group	Officers and Directors as a group	12,988,035	51.2%
As Individuals	Thomas J. Shaw(2)	11,280,000	44.5%
	Marwan Saker(3)	461,000	1.8%
	Clarence Zierhut(4)	61,000	Less than 1%
	Douglas W. Cowan(5)	204,000	1%
	Steven R. Wisner(6)	206,400	1%
	Jimmie Shiu(7)	417,135	1.6%
	Michele M. Larios(8)	214,100	1%
	Russell Kuhlman(9)	134,400	1%
	Marco Laterza	10,000	Less than 1%
Series I-V Class B Stock
As a Group	Officers and Directors as a group	478,650	20.4%
As Individuals	Thomas J. Shaw	80,000	3.4%
	Marwan Saker	355,000	15.2%
	Jimmie Shiu	43,650	1.9%

(1)           The percentages of Common Stock are based on 25,363,714 shares of Common Stock equivalents consisting of 23,744,164 shares of Common Stock outstanding, 478,650 shares of Preferred Stock convertible by the above persons and options for the purchase of 1,140,900 shares of Common Stock obtainable by the above persons within 60 days of this Proxy Statement.  The percentages of Class B stock are based on 2,341,166 shares of Class B Stock outstanding.

(2)           80,000 of the 11,280,000 shares identified as Common Stock are preferred shares which are eligible for conversion into Common Stock within 60 days of the Proxy Statement. 2,800,000 of the shares are owned by Ms. Suzanne August (see footnotes 2 and 3 to Security Ownership of Certain Beneficial Owners table above) but are controlled by Mr. Shaw pursuant to a Voting Agreement and irrevocable proxy.  These shares are permanently controlled by Mr. Shaw until such time as they are transferred for value by Ms. August.  These shares are included in calculating Mr. Shaw’s Common Stock equivalents and percentages in the above table.

(3)           355,000 shares identified as Common Stock are preferred shares which are eligible for conversion into Common Stock within 60 days of this Proxy Statement.  The shares are held as follows: Saker Investments holds 15,500 shares of Series IV Stock and 25,000 shares of Series V Stock, Sovana Cayman Islands, Inc. holds 300,000 shares of Series IV Stock, and My Investments holds 14,500 shares of Series IV Stock.  Mr. Saker is an Officer or Director and shareholder for each of these companies.  The remaining 106,000 shares identified as Common Stock are shares obtainable through the exercise of options held by Mr. Saker within 60 days of the Proxy Statement.

(4)           51,000 of the shares identified as Common Stock are shares acquirable by the exercise of stock options within 60 days of the Proxy Statement.

(5)           These shares identified as Common Stock are shares acquirable by the exercise of stock options within 60 days of the Proxy Statement.

(6)           201,400 of these shares identified as Common Stock are shares acquirable by the exercise of stock options within 60 days of the Proxy Statement.

(7)           240,000 shares identified as Common Stock are shares acquirable through the exercise of options within 60 days of the Proxy Statement and 43,650 shares are acquirable through conversion of Preferred Stock within 60 days of the Proxy Statement.

(8)           204,100 of the shares identified as Common Stock are shares acquirable by the exercise of stock options within 60 days of the Proxy Statement.

(9)           These shares identified as Common Stock are shares acquirable by the exercise of stock options within 60 days of the Proxy Statement.

DIRECTORS, EXECUTIVE OFFICERS, AND EMPLOYEES

The following table sets forth information concerning our Directors, executives, and certain of our significant employees as of the date of this Proxy Statement.   Our Board of Directors consists of a total of seven (7) members, two (2) members of which are Class 1 Directors and five (5) of which are Class 2 Directors which serve for two-year terms.

			Term as
			Director
Name	Age	Position	Expires
Executives
Thomas J. Shaw	57	Chairman, President, Chief Executive Officer, and Class 2 Director	2008
Douglas W. Cowan	64	Vice President, Chief Financial Officer, Treasurer, and Class 2 Director	2008
Kathryn M. Duesman	44	Executive Director, Global Health	N/A
Russell B. Kuhlman	53	Vice President, Sales	N/A
Michele M. Larios	41	Vice President, General Counsel, and Secretary	N/A
Lawrence G. Salerno	46	Director of Operations	N/A
Steven R. Wisner	50	Executive Vice President, Engineering & Production and Class 2 Director	2008

Independent Directors
Marco Laterza	59	Class 1 Director	2007
Marwan Saker	52	Class 2 Director	2008
Jimmie Shiu	78	Class 1 Director	2007
Clarence Zierhut	79	Class 2 Director	2008

Significant Employees
Shayne Blythe	38	Director of Sales and Marketing Logistics
John W. Fort III	39	Director of Accounting	N/A
James A. Hoover	59	Director of Quality Assurance	N/A
R. John Maday	46	Production Manager	N/A
Jules Millogo	47	Medical Director	N/A
Judy Ni Zhu	49	Research and Development Manager	N/A
Phillip L. Zweig	60	Communications Director	N/A

Executives

Thomas J. Shaw, the Founder of the Company, has served as Chairman of the Board, President, Chief Executive Officer, and Director since the Company’s inception. In addition to his duties overseeing the Management of the Company, he continues to lead our design team in product development of other medical safety devices that utilize his unique patented friction ring technology. Mr. Shaw has over 25 years of experience in industrial product design and has developed several solutions to complicated mechanical engineering challenges. He has been granted multiple patents. Mr. Shaw received a Bachelor of Science in Civil Engineering from the University of Arizona and a Master of Science in Accounting from the University of North Texas.

Douglas W. Cowan is a Vice President and our Chief Financial Officer, Treasurer, and a Director. Mr. Cowan joined the Company as Chief Financial Officer and was elected to the Board of Directors in 1999. He is responsible for the financial, accounting, risk management and forecasting functions of the Company. Mr. Cowan has a Bachelor of Business Administration from Texas Technological College. He is a CPA licensed in Texas.

Kathryn M. Duesman, RN, joined us in 1996 and currently serves as the Executive Director, Global Health. She provides clinical expertise on existing VanishPoint® products as well as those in development. She has been instrumental in developing training and marketing materials and has spoken and been published on needle safety issues. Ms. Duesman works with international agencies to promote the use of safe technologies in developing countries. Ms. Duesman is a 1985 graduate of Texas Woman’s University with a Bachelor of Science in Nursing. Ms. Duesman’s clinical background as a registered nurse includes diagnostic, acute, and home healthcare nursing.

Russell B. Kuhlman joined us in February 1997 and is our Vice President, Sales. Mr. Kuhlman is responsible for management of the sales force and liaison with group purchasing organizations (“GPOs”) and product training for our sales organization, as well as distribution. Mr. Kuhlman’s efforts with us have resulted in bringing onboard Specialty Distributors, influencing legislation, and educating influential healthcare representatives about the benefits of the VanishPoint® product line. Mr. Kuhlman is respected throughout the industry and is a main contributor to the safety effort in this country. He has a sales background in the medical service industry that includes his most recent work for ICU Medical (formerly Bio-Plexus), a medical device manufacturing company, from 1994 to 1997, where he developed strategic marketing plans for new safety products. Prior to his work there, Mr. Kuhlman worked as Director of Sales and Marketing for Ryan Winfield Medical, Inc., a medical device manufacturing company, from 1989 to 1994, where he launched several new products, developed strategic sales territories, and was the trainer for Sales and Regional Managers. Mr. Kuhlman also worked for BD Vacutainer® Systems, a medical products company, in several territories from 1980 to 1989, where he was recognized as the National Sales Representative for the year 1987. Mr. Kuhlman holds a Bachelor of Science in Finance from the University of Tennessee.

Michele M. Larios joined us in February 1998 and currently serves as a Vice President, General Counsel, and Secretary of the Company. Ms. Larios is responsible for the legal and legislative, quality assurance, human resource, and regulatory functions of the Company. In addition to working on legal matters and with outside counsel, Ms. Larios works with legislators on pertinent issues and relevant legislation. Ms. Larios received a Bachelor of Arts in Political Science from Saint Mary’s College in Moraga, California, and a Juris Doctorate from Pepperdine University School of Law in Malibu, California.

Lawrence G. Salerno has been employed with us since 1995 and has served as Director of Operations for us since 1998. He is responsible for the manufacture of all VanishPoint® products, as well as all product development and process development projects. In addition, he previously supervised all aspects of the construction of our facilities in Little Elm, Texas. Mr. Salerno is the brother of Lillian E. Salerno, a shareholder holding approximately 10 percent of the Common Stock.  Mr. Salerno received his Bachelor of Science in Economics from the University of North Texas.

Steven R. Wisner joined us in October 1999 as Executive Vice President, Engineering and Production and as a Director. Mr. Wisner’s responsibilities include the management of engineering, production, Chinese operations, and international sales. Mr. Wisner has over 29 years of experience in product design, development, and manufacturing. Mr. Wisner holds a Bachelor of Science in Computer Engineering from Iowa State University.

Independent Directors

Marco Laterza joined us as a Director effective as of March 22, 2005. Since 1988, Mr. Laterza has owned and operated a public accounting practice. His practice includes corporate, partnership and individual taxation, compilation/review of financial statements, financial planning, business consulting, and trusts and estates. From 2004 to the present Mr. Laterza has also served as the Chief Financial Officer for EZ Blue Software Corporation, a development stage software company. Formerly, Mr. Laterza was employed in a number of positions from 1977 to 1985 with El Paso Natural Gas Company eventually serving as its Director of Accounting. Mr. Laterza received his Bachelors of Business Administration in Accounting from Pace University in 1972. He is a Certified Public Accountant and has received a Certificate of Educational Achievement in Personal Financial Planning from the American Institute of CPAs.

Marwan Saker first joined our Board of Directors in June 2000. Since 1983, Mr. Saker has served as Chief Executive Officer of Sovana, Inc., an export management company that supplies to overseas markets. Since 2000, he has served as Director of Consolidated Food Concepts Inc. Since 1986, he has served as President of International Exports & Consulting Inc., an export management, consulting, and distribution company. Since 2000, he has served as Vice President of Hanneke Corp., an overseas sourcing company. From 1998 to 2001, he served as a Member of My Investments, LLC, an equity investment company. Since 1999, he has served as President of Saker Investments Inc., a company that manages an investment portfolio. Since 1998, he has served as a General Partner of Maya Investments, Ltd., an investment management limited partnership. He also serves as a Member of MMDA, LLC, a real estate development company. Mr. Saker has acted as a representative for United States companies seeking distribution, licensing, and franchising in the Middle East, Europe, and North Africa. Mr. Saker was instrumental in developing successful partnerships in more than 15 countries. He offices in Dallas, Texas.

Jimmie Shiu, M.D. joined us again as a Class 1 Director effective as of March 15, 2005. He previously served as a Director for the Company from 1996 to February 27, 2002 (both generally elected and elected by the Series A Convertible Preferred Stockholders). Prior to retirement in 1998, Dr. Shiu was in private practice as a Board Certified Otolaryngologist at Presbyterian Hospital in Dallas for 31 years. Dr. Shiu completed his undergraduate work at Abilene Christian University and received his medical degree from the University of Texas Southwestern Medical Center at Dallas, Texas.

Clarence Zierhut has served on our Board of Directors since April 1996. Since 1955, Mr. Zierhut has operated an industrial design firm, Zierhut Design, now Origin Design, that develops new products from concept through final prototypes. During his professional career, Mr. Zierhut has created over 3,000 product designs for more than 350 companies worldwide, in virtually every field of manufacturing, and has won many international awards for design excellence. His clients have included Johnson & Johnson, Abbott Laboratories, Gould, and McDonnell Douglas. He received a Bachelor of Arts from Art Center College of Design in Los Angeles, California.

Significant Employees

Shayne Blythe has been with the Company for over ten years and is our Director of Sales and Marketing Logistics. She is responsible for developing and implementing strategic directions, objectives, comprehensive sales and marketing plans, and programs. In addition, she directs and oversees all aspects of the distribution process and customer service policies in order to monitor and maintain customer satisfaction. Prior to joining us, Ms. Blythe assisted Mr. Shaw with the original 3cc syringe and other SBIR grant projects. Ms. Blythe has a Bachelors of Business Administration in Management from American International University.

John W. Fort III is our Director of Accounting. Mr. Fort joined us in March of 2000 as a Financial Analyst and has served as our Director of Accounting since October of 2002. His primary responsibilities include managing the day-to-day operations of the Accounting and Finance Department, coordination of the annual audits, and interim reviews by our independent accountants, as well as the cost accounting and forecasting functions of the Company. Prior to joining us, he served as the Manager of Financial Planning for the product-marketing department of Excel Communications. Mr. Fort also served as the Manager of Budgeting and Projections for Snelling and Snelling, Inc., an international personnel services firm. Mr. Fort holds a Bachelor of Business Administration in Accounting from Tarleton State University.

James A. Hoover joined us in February 1996 and is our Director of Quality Assurance. Prior to his becoming Director of Quality Assurance he was Production Manager. He is responsible for quality assurance functions of the Company. Mr. Hoover has also developed and implemented FDA required procedures and has been involved in the FDA inspection process. Mr. Hoover joined us after working for Sherwood for 26 years. During his tenure with Sherwood, a medical device manufacturing company, he gained hands-on experience in all aspects of the medical device manufacturing process. Mr. Hoover began his career with Sherwood as a materials handler and worked his way up through a series of positions with added responsibilities to his final position there as Production Manager of Off-Line Molding, Operating Room/Critical Care. In this capacity, he managed several departments, ran several product lines, and hired and supervised over 200 employees. While at Sherwood, he also gained experience with one of the country’s first safety syringes, the Monoject®.

R. John Maday joined us in July 1999 and is our Production Manager. He is responsible for supervision of the production of our products. Prior to becoming Production Manager on January 1, 2005, he served as our Production General Supervisor. Mr. Maday has 23 years of manufacturing experience in both class two and three medical devices. He spent three years with Mentor Corp. supervising two production departments and 13 years with Sherwood Medical in which he gained hands-on experience in all aspects of medical device manufacturing including managing the Kit and Packaging department with over 225 employees. Mr. Maday’s formal training includes FDA, ISO Six Sigma, and Total Quality Management Systems.

Dr. Jules Millogo has served as our Medical Director since May 2007. His duties include representing the Company at scientific forums and working with Ministries of Health and international organizations on developing injection safety and health workers safety standards and policies. From 2004 to April 2007 Dr. Millogo was employed by John Snow, Inc. as the Project Director for the Washington-based Making Medical Injections Safer Project (“MMIS”), a $150 million project funded by the US Government to decrease unsafe injections and the medical transmission of HIV/AIDS, hepatitis B and C as part of the US President Emergency Plan for AIDS Relief (PEPFAR). Under his leadership, the MMIS Project trained more than 100,000 health workers in safer injection practices and donated more than 100 million safety syringes to high HIV prevalence countries in Africa and the Caribbean. From 2001 to 2004 Dr. Millogo was a technical advisor for John Snow, Inc. Dr. Millogo’s experience includes working in several African and Asian countries under the World Health Organization. Dr. Millogo holds a Master’s of Science in Epidemiology of Communicable Diseases from the University College of London, UK, and a MD from the University of Ouagadougou, Burkina Faso. Dr Millogo is fluent in French, English, and several African languages.

Judy Ni Zhu joined us in 1995 and is our Research and Development Manager. Her primary focus is on new product development and improvement of current products. Prior to joining us, Ms. Zhu worked as a design engineer with Mr. Shaw on the original 3cc syringe and other SBIR grant projects. Ms. Zhu received her Bachelor of Science from Northwest Polytechnic University in Xian, China, and her Master of Engineering from University of Texas at Arlington. Ms. Zhu has assisted in design modifications for the 3cc syringe, which have maximized both product reliability and production efficiency. She also designed and developed a manual needle assembly machine and an automatic lubricating and capping system for the 3cc syringe and developed and assisted in the design of automated blood collection tube holder assembly equipment. Ms. Zhu has collaborated with Ms. Duesman and Mr. Shaw in the filing of several patent applications.

Phillip L. Zweig joined us in December 1999 as Communications Director.  In that role, he has worked with the media, including 60 Minutes and The New York Times, on major stories involving the Company.  He has also advanced our interests in Washington on key issues such as hospital GPO’s and unsafe healthcare in Africa.  Mr. Zweig is a prize-winning financial journalist who has worked as a staff reporter at The American Banker, The Wall Street Journal, Bloomberg Business News, and other media organizations.  From 1993 to 1998, he served as corporate finance editor at Business Week where he wrote a major article on the Company.  He is also the author of two books: “Belly Up: The Collapse of the Penn Square Bank” (Crown, 1985) and “Wriston: Walter, Wriston, Citibank, and the Rise and Fall of American Financial Supremacy” (Crown, 1996).  Before joining us, he worked as a freelance financial writer and editorial consultant.  His clients included Accenture and Boston Consulting Group.  Mr. Zweig received a Bachelor of Arts in Behavioral Psychology from Hamilton College and a Master of Business Administration from the Baruch College Graduate School of Business.

Family Relationships

There are no family relationships among the above persons except as set forth above.

Involvement in Certain Legal Proceedings
None of the above persons or any business in which such person was an executive officer have been involved in a bankruptcy petition, been subject to a criminal proceeding (excluding traffic violations and other minor offenses), been subject to any order enjoining or suspending their involvement in any type of business, or been found by a court or administrative body to have violated a securities law.
Directorships in Other Public Companies

No Directors hold Directorships in reporting companies other than as set forth above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act requires our Directors, executive officers, and persons who own more than 10 percent of a registered class of our equity securities to file with the Commission initial reports of beneficial ownership (Form 3) and reports of changes in beneficial ownership (Forms 4 and 5) of our Common Stock and our other equity securities.  Officers, Directors, and greater than 10 percent shareholders are required by the Commission’s regulations to furnish us with copies of all Section 16(a) reports they file.  To our knowledge, all Directors, Officers, and holders of more than 10 percent of our equity securities registered pursuant to Section 12 of the Exchange Act filed reports required by Section 16(a) of the Exchange Act as of December 31, 2006, except one.  Jimmie Shiu, M.D. failed to file two Form 4s in November of 2000 to report the conversion of preferred stock, the transfer of preferred stock, and the receipt of options. He further failed to file an amendment to a Form 3 filed in March 2005. That Form 3 erroneously failed to reflect the previous acquisition of 108,485 shares of Common Stock (through a combination of conversions of Preferred Stock and purchases) and his wife’s prior purchase of 3,650 shares of Series V Class B Convertible Preferred Stock prior to his being re-elected to the Board of Directors. In addition, he failed to file an amendment to a Form 4 filed in April of 2006 to reflect that prior acquisition of 108,485 shares of Common Stock discussed above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We believe that all of the transactions set forth below were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.  In accordance with our Audit Committee Charter, the Audit Committee has reviewed and approved all related party transactions.  In particular, the Audit Committee reviews all transactions where the amount involved exceeded $120,000.

Thomas J. Shaw, our President and Chief Executive Officer who beneficially owned 35.4% of the outstanding Common Stock as of July 30, 2007 (and controlled another 11.8% pursuant to a Voting Agreement with Ms. Suzanne August), was paid a licensing fee of $500,000 (amortized over 17 years) by us for the exclusive worldwide licensing rights to manufacture, market, sell, and distribute retractable medical safety products. In addition, Mr. Shaw together with Ms. Suzanne August, his former wife, receive an aggregate 5% royalty on gross sales of all licensed products sold to customers over the life of the Technology Licensing Agreement. Mr. Shaw was paid a royalty of $2,631,955 for 2006.

We retained Ms. Patti King, a former Class 1 Director, as a consultant beginning in November of 2005.  As of May 9, 2006, we desired to compensate Ms. King in excess of $60,000 (an amount that would have compromised her independence) and she resigned her position as a Director.  Ms. King is currently compensated at a rate of $10,000 per month in addition to reimbursement of expenses and was paid aggregate consideration of $139,882 for her services as a consultant and in expense reimbursement in 2006.

CORPORATE GOVERNANCE

The Board of Directors has the responsibility for establishing corporate policies and for the overall performance of the Company, although it is not involved in day-to-day operations. Currently, a majority (four of seven) of the Directors serving on our Board of Directors are independent Directors as defined in Section 121(A) of the listing standards of The American Stock Exchange (the “AMEX”). The Company’s current independent Directors are Messrs. Marco Laterza, Marwan Saker, Clarence Zierhut, and Jimmie Shiu, M.D.  In determining whether the Directors were independent, the Company considered the following transactions:

Mr. Clarence Zierhut, a Director, assisted the Company in the past, through Origin Design, in addressing design issues.  Origin Design has been paid consulting fees which have never aggregated to $60,000 per year.

Ms. Patti King, a former Director, was compensated as a consultant beginning in November of 2005. She resigned as of May 9, 2006, when her aggregate consideration approached $60,000.

The Board of Directors meets quarterly throughout the year to review significant developments affecting the Company and to act upon matters requiring its approval. It also holds special meetings as required from time to time when important matters arise requiring Board action between scheduled meetings. During the last fiscal year, the Board of Directors met five times. Mr. Marwan Saker attended fewer than 75 percent of the aggregate of meetings of the Board of Directors and the Committees on which he served in 2006.  The Board of Directors has established standing Audit, Compensation and Benefits, Nominating, and Executive Committees to devote attention to specific subjects and to assist it in the discharge of its responsibilities. A description of the committees and their functions, their current members, and the number of meetings held by them during the last fiscal year are described below.

Audit Committee

We have a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act.  The Audit Committee represents and assists the Board of Directors in discharging its responsibilities relating to the accounting, reporting, and financial practices and legal compliance of the Company. The Audit Committee has general responsibility for oversight of the accounting and financial processes of the Company, including oversight of:  (1) the integrity of the Company’s financial statements and its financial reporting and disclosure practices, (2) the Company’s compliance with legal and regulatory requirements, and (3) the qualification and independence of the Company’s independent accountants and the performance of the audit of the Company’s financial statements by the independent accountants. The Audit Committee also provides an open avenue of communication among the independent accountants, financial and senior management, and the Board of Directors. The Audit Committee met a total of eleven times in 2006.  Our amended, written Audit Committee Charter adopted by the Board of Directors on May 11, 2004, is available on our website, www.vanishpoint.com.  The members of the Audit Committee are independent as defined by the listing standards of the AMEX.  The Audit Committee consists of Messrs. Clarence Zierhut, Marwan Saker, and Marco Laterza.  Mr. Marco Laterza currently serves as its designated Audit Committee Financial Expert.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the audited financial statements with Management.  The Audit Committee has discussed with the independent accountant, CF & Co., L.L.P. (“CF & Co.”), the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  The Audit Committee has received the written disclosures and the letter from CF & Co. required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T and has discussed with the independent accountant the independent accountant’s independence.  Based on the review and discussions with CF & Co., the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the year ended 2006.

Marco Laterza

Marwan Saker

Clarence Zierhut

Compensation and Benefits Committee

The Compensation and Benefits Committee discharges the Board of Directors’ responsibilities relating to the compensation of our executive officers and Directors, prepares reports on compensation, as requested, and administers our equity and other incentive compensation plans. The Committee cannot delegate its authority except back to the full Board of Directors.  The Compensation and Benefits Committee met one time during 2006. The Compensation and Benefits Committee currently consists of Messrs. Marco Laterza, Clarence Zierhut, and Jimmie Shiu, M.D.  The charter is available on our website, www.vanishpoint.com.  All members of our Compensation and Benefits Committee are independent as defined by the AMEX listing standards.

Nominating Committee

The Nominating Committee assists the Board of Directors by identifying qualified candidates for Director positions, recommending Director nominees for the annual meetings, recommending candidates for election by the Board of Directors to fill vacancies on the Board and recommending Director nominees for Committee vacancies. The Nominating Committee met one time in 2006.  The Nominating Committee consists of Messrs. Marwan Saker, Marco Laterza, and Jimmie Shiu, M.D.  The charter of the Nominating Committee is available at our website, www.vanishpoint.com.  All members of our Nominating Committee are independent as defined by the AMEX’s listing standards.

Director Nomination Policies

As set forth in Section (C)(5) of our Nominating Committee Charter, it is the policy of the Nominating Committee to consider all bona fide candidates recommended by shareholders for nomination for election to the Board. The Committee considers such candidates using the same screening criteria as are applied to all other potential nominees for election, provided that the shareholder nominations are submitted in a timely and complete manner.

Nominees properly submitted by any shareholder will be considered for recommendation by the Nominating Committee to the Board of Directors and for recommendation by the Board to the shareholders in our Proxy Statement. The procedure to be followed by shareholders in submitting such recommendations for the next Annual Meeting is set forth in detail herein in the Section entitled “DIRECTOR NOMINATIONS TO BE CONSIDERED BY THE BOARD IN 2008.”

We establish, through our Nominating Committee, selection criterion that identifies desirable skills and experience for prospective Board members, including those properly nominated by shareholders, and addresses the issues of diversity and background. The Board, with the assistance of the Nominating

Committee, selects potential new Board members using the criteria and priorities established from time to time based upon the needs of the Company.  The composition, skills, and needs of the Board change over time and will be considered in establishing the desirable profile of candidates for any specific opening on the Board of Directors.

Pursuant to Section (C) of the Nominating Committee Charter, at a minimum, recommended nominees by the Nominating Committee for service on the Board must be well regarded and experienced participants in their field(s) of specialty, familiar at the time of their appointment with our business, willing to devote the time and attention necessary to deepen and refine their understanding of the Company and the issues facing it, and must have an understanding of the demands and responsibilities of service on a public company board of directors. The Nominating Committee will also consider such qualities as independence from the Company. Each nominee will be considered both on his or her individual merits and in relation to existing or other potential members of the Board, with a view to establishing a well-rounded, diverse, knowledgeable, and experienced Board.

The Nominating Committee considers nominees recommended by Board members, Management, and the shareholders.  It is further empowered, when necessary in its judgment, to retain and compensate third party search firms to assist in identifying or evaluating potential nominees.

The Class 1 Director nominees were nominated by the Nominating Committee and unanimously approved by the Board of Directors.

Executive Committee

The Executive Committee possesses and may exercise all the powers and authority of the Board of Directors in the control and management of the business and affairs of the Company during intervals between regular meetings of the Board of Directors. These powers are limited as follows: the Committee cannot fill any of its vacancies and the Committee does not have the power to declare dividends, amend Bylaws, elect or remove any Officer or Director, submit to shareholders actions that require approval of shareholders, amend any resolution of the Board of Directors, act on matters assigned to other committees, create or fill any vacancies on the Board of Directors, authorize distributions, or issue shares. The Executive Committee has never met. The Executive Committee consists of Messrs. Thomas J. Shaw and Steven R. Wisner.

Communications with the Board of Directors

The Board of Directors has established a Disclosure Representative Policy and a standing Disclosure Representative position. It is our policy that the Disclosure Representative serve as the primary contact for shareholders and others desiring to communicate directly with the Board of Directors or any specified, individual Director(s).  It is further our policy that all communications addressed to the Board of Directors or the Disclosure Representative are sent to all Board members.  It is further our policy that the Disclosure Representative shall serve the Board of Directors by addressing issues affecting securities law disclosures brought to the Board’s attention and making recommendations to the Board regarding such issues, if any.  The current Disclosure Representative is Mr. Marco Laterza.  Communications intended for the Board of Directors should be in writing, addressed to the attention of the “Disclosure Representative” or Mr. Marco Laterza, and sent to 511 Lobo Lane, Little Elm, Texas 75068-0009.

Periodically, shareholders contact our Chief Financial Officer, Mr. Douglas Cowan, who responds to questions individually and in writing unless the question is directed to the full Board of Directors or the Disclosure Representative.

Policy Regarding Attendance at Annual Meetings

We have a policy encouraging Board members’ attendance at Annual Meetings.  Six of the seven members of the Board attended the 2006 Annual Meeting.

COMPENSATION DISCUSSION AND ANALYSIS

The Objectives of Our Compensation Program

Our executive officer compensation program (the “Compensation Program”) is based on the belief that competitive compensation is essential to attract, retain, motivate, and reward highly qualified and industrious executive officers.  Our Compensation Program is intended to accomplish the following purposes:

attract and retain highly talented and productive executive officers;

provide incentives and rewards for superior performance by the executive officers; and

align the interests of executive officers with the interests of our shareholders.

What the Compensation Program Is Designed to Award

Our Compensation Program is designed to award both superior long-term performance by our executive officers and their loyalty.

Summary of Each Element of Compensation

To achieve these objectives, the Compensation and Benefits Committee has approved an executive officer compensation program that consists of four basic components:

base salary;

periodic short-term incentive compensation in the form of cash bonuses;

periodic long-term incentive compensation in the form of stock options; and

general medical, life, and benefit programs (which are generally available on the same terms to all employees).

Why We Choose to Pay Each Element of Our Compensation Program

Base Salary

We choose to pay a significant component of our compensation in base salary due to the fact that our financial performance is constrained by the monopolistic activities of Becton Dickinson and Company (“BD”).  We have been blocked from access to the market by exclusive marketing practices engaged in by BD who dominates the market. We believe that their monopolistic business practices continue despite their paying $100 million to settle a lawsuit with the Company for anticompetitive practices, business disparagement, and tortious interference. Until such time as we believe that the Company has access to the market, we believe that it is appropriate to weigh our compensation program heavily in favor of base salaries rather than in incentive compensation.

Cash Bonuses

From time to time and when our cash reserves allow (taking into account the continued need to compete in this monopolistic environment and the continued need for significant cash reserves) we grant cash bonuses in order to reward significant efforts or the accomplishment of short-term goals. The last bonuses were granted in 2004.  The CEO has never been granted any bonuses of any kind.

Long-Term Incentives: Stock Options

Long-term incentives are provided through grants of stock options primarily under the Company’s 1999 Stock Option Plan.  The grants are designed to align the interests of executive officers with those of shareholders and to provide each executive officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the Company.  The last options were granted in 2004.  The CEO has never been granted options.

How We Determine the Amount or Formula for Payment in Light of Our Objectives

Executive compensation remains the same until there is a review of such compensation by the Compensation and Benefits Committee.  Compensation, other than that of the Chief Executive Officer, is not reviewed annually.  Under the terms of Mr. Shaw’s employment agreement, his compensation is reviewed annually.  In the past, when there was a review of executive compensation, we have retained an outside consulting firm, Trinity Executive Recruiters, to provide benchmarks for similar compensation given the multiple and varied positions each executive fulfilled as well as the size of the Company and the hostile environment in which it operated.

Base Salary

The base salary for each of the Company’s executive officers is subjectively determined primarily on the basis of the following factors:  experience, individual performance, contribution to the Company’s performance, level of responsibility, duties and functions, salary levels in effect for comparable positions within and without the Company’s industry, and internal base salary comparability considerations. These base salaries are reviewed periodically and may be adjusted in the discretion of the Compensation and Benefits Committee, based upon the factors discussed in the previous sentence, as well as upon individual performance during the previous fiscal year, changes in the duties, responsibilities and functions of the executive officer, and general changes in the compensation peer group in which the Company competes for executive talent.  The relative weight given to each of these factors differs from individual to individual, as the Compensation and Benefits Committee deems appropriate.

Periodic Cash Bonuses

For 2006, the Company did not grant bonuses to its executive officers.  These bonuses, when paid, are paid on a discretionary basis, as determined by the Compensation and Benefits Committee.  Factors considered by the Compensation and Benefits Committee in determining discretionary cash bonuses are personal performance, level of responsibility, as well as many of the same factors considered by the Compensation and Benefits Committee and discussed above when it reviews and sets base salaries, except with a greater focus on the prior fiscal year.

Long-Term Incentive: Stock Options

The number of shares subject to each stock option grant is subjectively determined by the Compensation and Benefits Committee or the Board of Directors primarily related to the executive officer’s anticipated contributions to the Company’s future success, the size of comparable awards made to individuals in similar positions within the industry, the individual’s potential for increased responsibility over the option term and the individual’s personal performance in recent periods.  The Compensation and Benefits Committee also considers the number of unvested stock options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual.  However, the Compensation and Benefits Committee does not adhere to any specific guidelines as to the relative stock option holdings of the Company’s executive officers.  The Company granted no options to executive officers during 2006.  Options identified in the Summary Compensation Table for 2006 are the result of the vesting of prior option grants.

Each stock option grant allows the executive officer to acquire shares of Common Stock at a fixed price per share (typically, and never less than, the closing stock price of the Common Stock on the date of grant) for a fixed period (usually ten years).  Each option generally becomes exercisable after three years, contingent upon the executive officer’s continued employment with the Company.  Accordingly, the stock option grant will provide a return to the executive officer only if the executive officer remains employed by the Company during the vesting period, and then only if the market price of the underlying Common Stock appreciates.

How Determinations Are Made as to When Awards Are Granted

Generally, option awards are granted at the discretion of the Board.  The exercise price is equal to the closing price of the Company’s stock on the date of the grant.

Unfortunately, our stock price does not always react as expected to Company achievements.  Accordingly, at times options have been granted to aid in retaining competent and experienced executives without regard to the then current stock price.

In addition, there is no relationship between the date of grant of options and the Company’s possession of material non-public information.  Because we are competing in a contentious antitrust environment, we are often in possession of material non-public information.  However, all options granted to executives require a minimum three year vesting period.  Furthermore, it is the Company’s policy with regard to options that (although the options could be exercised) the underlying shares could not be sold into the market while the executive was in possession of material non-public information under our Insider Trading Policy.   Accordingly, we believe that there is minimal risk of the executive profiting from such material nonpublic information.

What Specific Items of Corporate Performance Are taken Into Account in Making Compensation Decisions and How It Affects the Structure of Compensation

Cash reserves as well as trends in sales and costs are taken into account when considering the advisability of increasing base salaries or granting cash bonuses.  At such times that any of these factors make it inadvisable to increase salaries or grant bonuses, then consideration is given to increasing option awards taking into account the value of prior option awards.

Awards are granted on the basis of historical performance.  Accordingly, there is no discretion to change the awards.

Factors We Consider in Determining to Change Compensation Materially

We consider the cash position of the Company, current liquidity trends, and the short-term and long-term needs for cash reserves (especially in light of the hostile environment in which we operate) when evaluating whether we can change compensation materially at a given time.

On an individual by individual basis, we also consider the value of past option compensation, the competitiveness of that individual’s base salary, and their individual contribution to the Company’s goals.

How Amounts Realized From Past Compensation Affect Future Compensation

We are very aware that the vast majority of options granted to our executives are significantly out of the money and that they may remain so until we are able to obtain real access to the market.  Accordingly, future compensation will likely continue to be dominated by base salary as well as periodic bonuses when possible.

Basis for Selecting Events as Payment Triggers Under the Employment Agreement with Thomas Shaw

Please see “POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL” (below) for a discussion of our Employment Agreement with Mr. Shaw which reflects certain triggers that would cause the Company to immediately pay Mr. Shaw certain lump sum payments in the event of a change in control.

The Impact of the Accounting and Tax Treatments of Our Types of Compensation

We expense all of our option costs as we do the costs of salaries and bonuses.  Accordingly, the impact of tax treatment of various compensation forms does not impact our compensation decisions.

Stock options granted to executives and other employees are expensed for accounting purposes under FAS 123(R). Stock option expense is not recognized for tax purposes, except in the case of non-qualified stock options.  For non-qualified stock options, the intrinsic value of the option is recognized when the option is exercised.   Incentive stock options do not qualify for any tax deduction.

Security Ownership Rules

We prohibit certain stock transactions by employees and Directors, including:

1.             Purchases and sales of stock within a six month period;

2.             Short sales; and

3.             Transactions in puts, calls, or other derivative securities.

Furthermore, employees and Directors are required to pre-clear any hedging transactions.

Benchmarking of Our Compensation Program

In 2003, outside counsel, on behalf of the Compensation and Benefits Committee, hired Trinity Executive Recruiters, Inc. to assist us in providing benchmarks for compensation by similarly sized companies in similar industries for persons that held positions which were held by various members of our executive team.   Trinity Executive Recruiters, Inc. was requested to provide survey results of other publicly held companies with $20-$50 million in revenues in the Medical Equipment and Supplies Industry.  Forty-nine companies were included in the search with a total of 346 executives.  However, for each executive, the list of executives to use as comparisons was tailored to correspond to each executive’s particular job functions.

These benchmarks supported the Compensation and Benefit Committee’s recommendations (and Board’s unanimous approval of) an increase in the base salary of Mr. Wisner, Mr. Cowan, and Ms. Larios in 2003 and in 2005.

Although we had obtained benchmarking information with regard to the CEO’s position, such benchmarks were not utilized as a basis for increasing Mr. Shaw’s salary in 2005.  His salary was increased at the recommendation of the Compensation and Benefits Committee as well as a unanimous vote of the Board of Directors due to the fact that he had never been granted options or any bonuses and had not had a material increase in salary in many years.  However, such benchmarks support, at a minimum, the increase he was given.

The Role of Our Executive Officers in Determining Compensation

Management establishes the initial proposed recommendations regarding compensation for executive officers.  Such proposal is then submitted to the Compensation and Benefits Committee.  In the event that the proposal is affirmed, the proposal is then recommended to the entire Board of Directors for a vote.

Compensation Pursuant to Employment Agreement

We have an Employment Agreement with Mr. Thomas J. Shaw.  However, we expect this agreement will be altered in 2007 due to changes in the tax laws.  No other executives (or Directors) are compensated pursuant to employment agreements.

The Employment Agreement with Mr. Shaw (the “Employment Agreement’) provides for an initial period of three years which ended September 2002 that automatically and continuously renews for consecutive two-year periods. The Employment Agreement is terminable either by us or Mr. Shaw upon 30 days’ written notice. The Employment Agreement provides for an annual salary of at least $150,000 with an annual salary increase equal to no less than the percentage increase in the Consumer Price Index during the previous calendar year. (However, the Board authorized a salary increase to $400,000 in 2006.)  The Employment Agreement requires that Mr. Shaw’s salary be reviewed by the Board of Directors each January, which shall make such increases as it considers appropriate. Mr. Shaw is also entitled to participate in all executive bonuses as the Board of Directors, in its sole discretion, shall determine.  The Employment Agreement is being modified to avoid adverse tax consequences to Mr. Shaw created by the passage of the American Jobs Creation Act of 2004.

Under the Employment Agreement, we will also provide certain fringe benefits, including, but not limited to, participation in pension plans, profit-sharing plans, employee stock ownership plans, stock appreciation rights, hospitalization and health insurance, disability and life insurance, paid vacation, and sick leave. We also reimburse him for any reasonable and necessary business expenses, including travel and entertainment expenses, necessary to carry on his duties. Pursuant to the Employment Agreement, we have agreed to indemnify Mr. Shaw for all legal expenses and liabilities incurred with any proceeding involving him by reason of his being an officer or agent. We have further agreed to pay reasonable attorney fees and expenses in the event that, in Mr. Shaw’s sole judgment, he needs to retain counsel or otherwise expend his personal funds for his defense.

Mr. Shaw has agreed to a one-year non-compete, not to hire or attempt to hire employees for one year, and to not make known our customers or accounts or to call on or solicit our accounts or customers in the event of termination of his employment for one year unless the termination is without cause or pursuant to a change of control of the Company. Furthermore, Mr. Shaw has the right to resign in the event that there is a change in control which is defined as a change in the majority of Directors within any 12 month period without two-thirds approval of the shares outstanding and entitled to vote, or a merger where less than 50 percent of the outstanding stock survives and a majority of the Board of Directors remains, or the sale of substantially all of our assets, or any other person acquires more than 50 percent of the voting capital. Mr. Shaw retained the right to participate in other businesses as long as they do not compete with us and so long as he devotes the necessary working time to the Company.

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SUMMARY OF TOTAL COMPENSATION

The following Summary Compensation Table sets forth the total compensation paid or accrued by us  over the prior three years to or for the account of the principal executive officer, the principal financial officer, and the three highest paid additional executive officers:

SUMMARY COMPENSATION TABLE(1)

Name and principal position	Year	Salary ($)	Bonus ($)	Option Awards(2) ($)	All Other Compensation ($)		Total ($)
Thomas J. Shaw	2004	259,632	0	0	0		259,632
President and CEO	2005	307,702	0	0	0		307,702
(principal executive	2006	400,000	0	0	0		400,000
officer)

Douglas W. Cowan	2004	249,231	0	112,950	0		362,181
Vice President, CFO	2005	248,318	0	114,260	0		362,578
(principal financial	2006	290,130	0	58,372	0		348,502
officer)

Steven R. Wisner	2004	249,231	0	12,939	0		262,170
Executive Vice	2005	247,693	0	14,240	0		261,933
President,	2006	290,000	0	8,367	6,750	(3)	305,117
Engineering and
Production

Michele M. Larios	2004	249,231	0	112,631	0		361,862
Vice President, General	2005	258,676	0	113,977	0		372,653
Counsel	2006	351,299	0	58,265	0		409,564

Russell B. Kuhlman	2004	120,692	5,000	71,603	0		197,295
Vice President, Sales	2005	122,067	0	12,182	0		134,249
	2006	132,593	0	36,615	0		169,208

(1)          Columns for Stock Awards, Non-Equity Incentive Plan Compensation, and Nonqualified Deferred Compensation Earnings were deleted because there is no such information to report.

(2)          The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 2004: no dividend yield; expected volatility of 37%; risk free interest rate of 4.89%; and an expected life of 9.0 years.  No options were issued in 2005 or 2006.  Amounts shown in 2005 and 2006 are the result of the vesting of prior option grants.

(3)          This amount constitutes the excess market value of the underlying shares of an exercised stock option over the exercise price.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following Outstanding Equity Awards at Fiscal Year-End of 2006 table sets forth information regarding unexercised options held by the principal executive officer, the principal financial officer, and the three highest paid additional executive officers as of the end of 2006.  There were no stock awards in 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END OF 2006(1)

OPTION AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date
Thomas J. Shaw
President and CEO
(principal executive officer)

Douglas W. Cowan	25,000	(2)				10.00	06/30/09
Vice President, CFO	25,000	(3)				10.00	11/01/10
(principal financial	25,000	(4)				6.90	09/30/12
officer)	125,000	(5)				8.65	06/23/13
				4,000	(6)	8.87	05/11/14

Steven R. Wisner	150,000	(7)				10.00	10/24/09
Executive Vice President,	15,000	(8)				10.00	11/01/10
Engineering and	20,000	(9)				6.90	09/30/12
Production	12,500	(10)				8.65	06/23/13
				3,900	(11)	8.87	05/11/14

Michele M. Larios	5,000	(12)				10.00	03/09/08
Vice President, General	5,000	(13)				10.00	07/09/08
Counsel	15,400	(14)				10.00	06/30/09
	25,000	(15)				10.00	11/01/10
	25,000	(16)				6.90	09/30/12
	124,600	(17)				8.65	06/23/13
				4,100	(18)	8.87	05/11/14

Russell B. Kuhlman	10,000	(19)				5.00	05/05/07
Vice President, Sales	7,500	(20)				10.00	07/08/08
	15,600	(21)				10.00	06/30/09
	10,000	(22)				10.00	11/01/10
	20,000	(23)				6.90	09/30/12
	79,400	(24)				8.65	06/23/13
				1,900	(25)	8.87	05/11/14

(1)	Columns for Stock Awards were deleted because there is no such information to report.

(2)	Options for the purchase of 12,500 shares vested on July 1, 2001, and for the remaining shares vested on July 1, 2002.

(3)	These options vested on November 1, 2003.

(4)	These options vested on September 30, 2005.

(5)	These options vested on June 23, 2006.

(6)	These stock options vested on May 11, 2007.

(7)	One-half vested on October 25, 2001, and the remainder vested on October 25, 2002.

(8)	These shares vested on November 1, 2003.

(9)	These shares vested on September 30, 2005.

(10)	These shares vested on June 23, 2006.

(11)	These stock options vested on May 11, 2007.

(12)	These shares vested on March 9, 2001.

(13)	These shares vested on July 9, 2001.

(14)	One-half vested on July 1, 2001, while the remainder vested on July 1, 2002.

(15)	These shares vested on November 1, 2003.

(16)	These shares vested on September 30, 2005.

(17)	These shares vested on June 23, 2006.

(18)	These stock options vested on May 11, 2007.

(19)	These shares vested on May 5, 2000, and expired on May 5, 2007.

(20)	These shares vested on July 9, 2001.

(21)	One-half of these shares vested on July 1, 2001, and the remainder vested on July 1, 2002.

(22)	These shares vested on November 1, 2003.

(23)	These shares vested on September 30, 2005.

(24)	These shares vested on June 23, 2006.

(25)	These stock options vested on May 11, 2007.

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OPTION EXERCISES AND STOCK VESTED

The following 2006 Option Exercises and Stock Vested Table sets forth information regarding the exercise of stock options during the last fiscal year by any of the principal executive officer, the principal financial officer, and the three highest paid additional executive officers.

2006 OPTION EXERCISES AND STOCK VESTED TABLE(1)

	OPTION AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Thomas J. Shaw
President and CEO
(principal executive
officer)

Douglas W. Cowan
Vice President, CFO
(principal financial
officer)

Steven R. Wisner	2,500	$6,750	(2)
Executive Vice President,
Engineering and
Production

Michele M. Larios
Vice President,
General Counsel

Russell B. Kuhlman
Vice President, Sales

(1)          Columns for Stock Awards were deleted because there is no such information to report.

(2)          This value is calculated by subtracting the cost to purchase the shares via exercise of the option ($2,500) from the market price of the underlying securities (based on the closing price of $3.70 on the date of exercise).

PENSION BENEFITS

The Company does not have a pension plan other than the 401(k) plan available to all employees.

401(k) Plan

We implemented an employee savings and retirement plan (the “401(k) Plan”) in 2005 that is intended to be a tax-qualified plan covering substantially all employees.  Under the terms of the 401(k) Plan, employees may elect to contribute up to 90% of their compensation, or the statutory prescribed limit, if less.  We may, at our discretion, match employee contributions.  As of December 31, 2006, we made no matching contributions.

The Company began making matching contributions in 2007.  The Company matches dollar for dollar the first 2% of an employee’s contribution.  The matching contribution is fully vested three years from the employee’s date of hire.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table identifies the types and amounts of payments that shall be made to Mr. Thomas Shaw, our Chief Executive Officer, in the event of a termination of his employment or a change in control of the Company.  Such payments shall be made by the Company and shall be one-time, lump sum payments.

SUMMARY OF PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Payment Triggering Event	Salary Through Trigger Event Date	Amounts Owed Under Benefit Plans(1)	Pro-Rata Portion of Eligible Bonus	A Payment Equal to the Greater of Salary Through Trigger Date or for 24 Months	Payment Equal to 90 Days’ Salary	Value of Payments(2)
Death	x	x	x	—

Disability	x	x	x	$800,000		$800,000

Termination With Cause	x		x	—

Termination Without Cause	x	x	x	$800,000		$800,000

Resignation (Other Than After a Change in Control)	x	x	x	—	$98,630	$98,630

Resignation (After a Change in Control)	x	x	x	$800,000		$800,000

(1)           Mr. Shaw participates in the Company’s benefit plans which do not discriminate in scope, terms, or operation in favor of executive officers.  Such plans are generally available to all salaried employees.  Accordingly, the value of such payments is not included in the “Value of Payments” column.

(2)           This value does not include payments under the Company’s benefit plans for reasons set forth in footnote 1 above.  In addition, it does not include a value for a bonus as bonuses are authorized only periodically and there is currently no authorized bonus program.  Furthermore, Mr. Shaw has never been given a bonus.  In addition, this value assumes that the triggering event occurred on December 29, 2006.  Authorized payments under his Employment Agreement are also capped to one dollar less than the amount that would cause Mr. Shaw to be the recipient of a parachute payment under Section 280G(b) of the Internal Revenue Code of 1986.

Mr. Shaw is obligated under the Employment Agreement for one year not to compete with the Company, to recruit or attempt to recruit our employees or to solicit our customers or accounts or otherwise to make known our customers and accounts to others unless his termination was without cause or occurs after a change in control.

COMPENSATION OF DIRECTORS

The following table identifies the types and amounts of compensation earned by our Directors (with the exception of those that are Named Executive Officers as described in footnote 2 to the table) in the last fiscal year:

2006 DIRECTOR COMPENSATION TABLE(1)

Name(2)	Fees Earned or Paid in Cash ($)	All Other Compensation ($)	Total ($)
Marco Laterza	$2,500		$ 2,500
Marwan Saker	$1,500		$ 1,500
Jimmie Shiu	$2,500		$ 2,500
Clarence Zierhut	$2,500		$ 2,500
Patti King, Former Director	$1,000	$139,882 (3)	$140,882

(1)           Columns for Stock Awards, Option Awards, Non-Equity Incentive Plan Compensation, and Change in Pension Value and Nonqualified Deferred Compensation Earnings were deleted because there is no such information to report.

(2)           Messrs. Thomas J. Shaw, Douglas W. Cowan and Steven Wisner are Named Executive Officers who are also Directors.  Mr. Kuhlman, a former Director, is also a Named Executive Officer.  Their compensation is reflected in the Summary Compensation and other tables presented earlier.

(3)           Ms. Patti King, a former Director, has also received $139,882 in payments in 2006 for her services as a consultant.  Only $47,190 of this amount was incurred while she was a Director.

The following identifies the aggregate number of option awards outstanding for each of the above persons as of year end:

OPTIONS HELD BY DIRECTORS AT FISCAL YEAR END 2006

Name	No. Awards Outstanding	No. Shares Underlying Option Awards	No. Shares Currently Underlying Exercisable Options
Marco Laterza	0	0	NA
Marwan Saker	5	106,000	106,000
Jimmie Shiu	5	255,000	255,000
Clarence Zierhut	6	56,000	56,000
Patti King, Former Director	0	0	NA

Narrative Explanation of 2006 Director Compensation Table and Supplementary Options Held by Directors at Fiscal Year End 2006 Table

In 2006 we paid each non-employee Director a fee of $500 per meeting and reimbursed travel expenses.  In the past, we have granted to each Director (except Mr. Shaw) stock options for Common Stock. We do not pay any additional amounts for committee participation or special assignment.

Generally, employee Directors are compensated as discussed in the Compensation Discussion and Analysis as executive officers.  However, one employee, Mr. Thomas J. Shaw, our President and CEO, is compensated pursuant to an employment agreement.  Please see the section “Compensation Pursuant to Employment Agreement” for an in depth summary of the terms of such agreement.

Compensation Committee Interlocks and Insider Participation

The Compensation and Benefits Committee is currently composed of Messrs. Marco Laterza and Clarence Zierhut and Jimmie Shiu, M.D.  From January 2006 through May 9, 2006, Ms. Patti King served on the Committee instead of Dr. Shiu.  Dr. Shiu was appointed to the Committee on August 8, 2006.  Each of these current and former members of this Committee is/was an independent Board member at the time of their service on the Committee and none had ever been employees.  Ms. King began serving the Company as a consultant in November of 2005.  However, she was not compensated in excess of $60,000 until after her resignation from the Board of Directors. Ms. King was paid $139,882 in 2006 for her consulting services.

None of our executive officers served on the compensation committee of another entity or served as a Director of an entity where one of that entity’s executive officers served on our Compensation and Benefits Committee.

Compensation Committee Report

The Compensation and Benefits Committee has reviewed and discussed the Compensation Discussion and Analysis with Management and, based on the review and discussions, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this report.

Marco Laterza

Jimmie Shiu

Clarence Zierhut

ACCOUNTING MATTERS

CF & Co. has been selected again as our independent accountants for the year ending December 31, 2007.  A representative of CF & Co. will attend the Annual Meeting and will have the opportunity to make a statement if he or she so desires. The CF & Co. representative will be available to respond to appropriate shareholder questions at that time.

AUDIT FEES

The aggregate fees billed by CF & Co. for professional services rendered for the audit of our annual financial statements for 2006 and 2005 and the reviews of the financial statements included in our Forms 10-Q or services normally provided by the accountant in connection with statutory and regulatory filings for those fiscal years were $160,671 and $146,125, respectively.

AUDIT RELATED FEES

The aggregate fees billed by CF & Co. for professional services rendered for the audit related services for the Form S-8 Registration Statement filed in 2005 were $4,060.   There were no such fees in 2006.

 TAX FEES

The aggregate fees billed by CF & Co. for preparation of federal and state income tax returns and tax consulting costs related to notices from taxing authorities for 2006 and 2005 were $56,118 and $36,360, respectively.

PRE-APPROVAL POLICIES AND PROCEDURES

The engagement of CF & Co. was entered into pursuant to the approval policies and procedures of the Audit Committee. The engagement is for audit and tax services which were detailed separately. The Audit Committee implemented its approval procedures; i.e., they were not delegated to any other party.  Pursuant to our policy, all of the services provided by CF & Co. were pre-approved by the Audit Committee.

OTHER MATTERS

We do not anticipate that any other matters will be raised at the Annual Meeting.  Management is not aware of any other matters that are to be presented at the Annual Meeting and has not been advised that other persons will present any such matters. However, if other matters properly come before the Annual Meeting, the individuals named in the accompanying proxy card shall vote on such matters in accordance with their best judgment.

LIMITED DISCRETIONARY AUTHORITY TO VOTE PROXIES

The proxy cards for the 2007 Annual Meeting grant the proxies the right to vote in their discretion on matters submitted to the shareholders where the Company did not receive written notice of any such proposal by June 25, 2007.  No written notice of any proposal was received.

SHAREHOLDER PROPOSALS FOR PRESENTATION AT THE 2008 ANNUAL MEETING

Any Common Shareholder of record of the Company who desires to submit a proper proposal for inclusion in the proxy materials, relating to the next annual meeting of shareholders, must do so in writing, addressed to the Secretary, Michele M. Larios, and the proposal must be received at the Company’s principal executive offices located at 511 Lobo Lane, Little Elm, Texas 75068-0009, by May 8, 2008. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

Except in the case of proposals made in compliance with the proxy rules for inclusion in the Company’s Proxy Statement, shareholders desiring to bring any other business before the annual meeting in 2008, in accordance with the Company’s Amended and Restated Bylaws, must comply with certain procedures.  Such proposals must be delivered to or mailed and received by the Company 45 days before the month and day of the mailing date (September 5th) of the Proxy Statement for the 2007 Annual Meeting (meaning by July 22, 2008).  Such notice should be addressed to Michele M. Larios, Secretary, and should set forth, as to each matter the shareholder proposes to bring before the annual meeting, the following information:  a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; b) the name and address of the shareholder; c) the number of shares beneficially owned by the shareholder; and d) any material interest of the shareholder in such business.

The deadline for timely submitting shareholder proposals for consideration at next year’s annual meeting is July 22, 2008. Proposals received after this date will be considered untimely and may not, in the

Board of Directors discretion, be addressed at the next annual meeting. In the event the Board of Directors decides to substantially alter the date of the 2008 annual meeting, the proper deadlines for submission of shareholder proposals will be published in a Form 10-Q.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these requirements.

DIRECTOR NOMINATIONS TO BE CONSIDERED BY THE BOARD IN 2008

Nominations for the election of Directors may be made by shareholders entitled to vote generally in the election of Directors.  In the discretion of the Nominating Committee, the Committee may solicit nominations from the shareholders.  In addition, a shareholder may nominate a person, on their own initiative, for consideration for recommendation by the Board to the shareholders in our Proxy Statement for the 2008 annual meeting.  To make such a recommendation, a shareholder should deliver written notice of such shareholder’s nomination, either by personal delivery or by registered or certified United States mail, postage prepaid, to Michele M. Larios, the Secretary of the Company, by May 8, 2008.  Such notice shall set forth:

1.             The name and address of the shareholder making the nomination and of the person to be nominated;

2.             A representation that the shareholder is a holder of record of Common Stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting;

3.             A description of all arrangements or understandings between the shareholder and the nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is being made by the shareholder;

4.             Such other information regarding the nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the then current proxy rules of the Commission; and

5.             The consent of the nominee to serve as a Director if so recommended by the Board and duly elected at the annual meeting by the shareholders.

We evaluate Director nominees recommended by shareholders in the same manner in which we evaluate other Director nominees.  Please see CORPORATE GOVERNANCE-Nominating Committee-Director Nomination Policies for a description of the consideration given to shareholder recommended nominees.

The Nominating Committee considers nominees recommended by the Board, Management, and the shareholders.  Furthermore, the Committee is empowered, when necessary in its judgment, to retain and compensate third party search firms to assist in identifying or evaluating potential nominees.

ANNUAL REPORT ON FORM 10-K

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, has been previously distributed to all shareholders.  The Annual Report on Form 10-K is not incorporated in the Proxy Statement and is not to be considered a part of the soliciting material. The Company will provide, without charge, to each person solicited, upon the written request of any such person, a copy of our annual report on Form 10-K, including the financial statements and the financial statement schedules (as well as exhibits), required to be filed with the Commission pursuant to Rule 13a-1 under the Securities Exchange Act of 1934, as amended, for the most recent fiscal year. Such requests should be submitted to Mr. Douglas W. Cowan, Vice President and Chief Financial Officer, at 511 Lobo Lane, P.O. Box 9, Little Elm, Texas 75068-0009.

Appendix

PROXY FOR COMMON STOCK

RETRACTABLE TECHNOLOGIES, INC.

511 Lobo Lane

Little Elm, Texas 75068-0009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders of Retractable Technologies, Inc. (the “Company”) to be held on September 28, 2007, at 10:00 a.m., central standard time, at the Little Elm City Hall located at 100 West Eldorado Parkway, Little Elm, Texas 75068 (the “Annual Meeting”), and the Proxy Statement in connection therewith, and appoints Thomas J. Shaw and Steven R. Wisner, and each of them, individually, as the lawful agents and proxies of the undersigned (with all powers the undersigned would possess if personally present, including full power of substitution), and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of the Company held of record by the undersigned as of the close of business on July 30, 2007, at the Annual Meeting of Shareholders or any adjournment or postponement thereof.

At the Annual Meeting, the holders of Common Stock shall vote on the Board of Directors’ proposed slate of Class 1 Directors.

The matters to be voted on are not related to or conditioned on the approval of other matters.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

RETRACTABLE TECHNOLOGIES, INC.

September 28, 2007

COMMON STOCK

Please date, sign, and mail your proxy card in the envelope provided as soon as possible.

 Please detach along perforated line and mail in the envelope provided.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN THE ELECTION OF CLASS 1 DIRECTORS. PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1.	ELECTION OF TWO CLASS 1 DIRECTORS:

FOR ALL NOMINEES	WITHHOLD AUTHORITY FOR ALL NOMINEES	FOR ALL EXCEPT (See instructions below)
☐	☐	☐

NOMINEES:	[o] Marco Laterza
[o] Jimmie Shiu, M.D.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •

2.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

It is understood that, when properly executed, this Proxy will be voted in the manner directed herein by the undersigned shareholder. WHERE NO CHOICE IS SPECIFIED BY THE SHAREHOLDER, THE PROXY WILL BE VOTED “FOR ALL NOMINEES.” IF THE PROXY IS EXECUTED IN SUCH A MANNER SO AS NOT TO WITHHOLD AUTHORITY TO VOTE FOR THE ELECTION OF ANY NOMINEE, IT SHALL BE DEEMED TO GRANT AUTHORITY TO VOTE FOR SUCH NOMINEE.

The undersigned hereby revokes all previous proxies related to the shares covered hereby and confirms all their said proxies and their substitutes may do by virtue hereof.

PLEASE CHECK THIS BOX IF YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder	Date

Signature of Shareholder	Date

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.